Exhibit 99.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is made by and between GenMark Diagnostics, Inc. (“Company”) and Scott Mendel (“Executive”) upon execution by Company.
Executive has been employed by Company as its interim President and Chief Executive Officer pursuant to that certain Executive Employment Agreement dated as of February 27, 2020 (the “Prior Agreement”), and Company and Executive have agreed to amend and restate the Prior Agreement as set forth in this Agreement.
The parties agree as follows:
1.Effective Date. Executive’s position was changed to President and Chief Executive Officer commencing on May 2, 2020 (“Start Date”). As of the Start Date, Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein, which supersedes the terms of the Prior Agreement and Executive’s offer letter of employment with Company dated May 6, 2014.
2.Duties.
2.1Position. Executive shall have the duties and responsibilities assigned by Company’s Board of Directors (“Board of Directors”) both upon the Start Date and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Executive continues to report to Company’s Board of Directors.
2.2Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board of Directors in advance of Executive’s intent to engage in other paid work and receives the Board of Directors’ express written consent to do so.
2.3Work Location. Executive’s principal place of work shall be located in Carlsbad, California, or such other location as Company may direct from time to time.
3.At-Will Employment. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without cause or advance notice, by either Executive or Company. No representative of Company, other than the Board of Directors, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and Company’s Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.
4.Compensation.
4.1Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial base salary of Five Hundred Fifteen Thousand Dollars ($515,000) on an annualized basis (the “Base Salary”) payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.
4.2Incentive Compensation. During the period Executive is employed with Company, Executive will be eligible to participate in Company’s performance incentive compensation bonus program for an annual bonus of up to 75% of Base Salary (“Target Bonus”). Whether or not Executive earns any bonus will be dependent upon (a) Executive’s continuous performance of services to Company through the date any bonus is paid; and (b) the actual achievement by Executive and Company of the applicable performance targets and goals set by the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors will determine in its sole discretion the extent to which Executive and Company have achieved the performance goals upon which the bonus is based and the amount of the bonus. Any bonus shall be subject to the terms of any applicable performance incentive compensation plan adopted by Company. Any bonus, if earned, will be paid to Executive within the time period set forth in the incentive compensation plan, less standard federal and state payroll withholding requirements, or if no such time period was established, within two and one-half months following the end of the year during which the bonus is earned.

4.3Restricted Stock Units. Executive will be granted an additional 50,000 Restricted Stock Units (“RSU”) under Company’s 2020 Equity Incentive Plan (“EIP”). The RSU will be subject to the terms and conditions of the EIP and the standard restricted stock unit agreement provided pursuant to the EIP, which Executive will be required to sign as a condition of receiving the RSU. The RSU shall vest according to the following schedule: 25% will vest immediately as of the first anniversary of the date of grant, and the remaining 75% of the shares will then vest in equal installments each quarter thereafter over the next twelve (12) quarters, subject to continuous employment with Company on such dates, except as set forth in Section 7.1 below and in the Amendment of Restricted Stock Unit and/or Stock Option Agreements signed contemporaneous with this Agreement (“RSU Amendment”).
4.4Performance and Salary Review. The Board of Directors will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board of Directors in its sole and absolute discretion.
5.Customary Fringe Benefits. Executive will be eligible to participate on the same basis as similarly situated employees in Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. Company reserves the right to change or eliminate benefits on a prospective basis, at any time, effective upon notice to Executive.
6.Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.
7.Termination of Executive’s Employment.
7.1Severance. Executive shall be eligible to participate in the GenMark Diagnostics, Inc. Executive Severance Plan (“Plan”) pursuant to the terms and conditions set forth in the Plan and the Amended and Restated Agreement to Participate in the GenMark Diagnostics, Inc. Executive Severance Plan executed by the parties on February 10, 2020 (“Participation Agreement”). In addition to the severance payments and benefits set forth in the Plan, in the event of Executive’s Qualifying Termination (as defined in the Plan), subject to the terms and conditions of the Plan (including, without limitation, the requirements to execute a Release on or before the Release Deadline Date (as such terms are defined in the Plan)), Company shall (a) pay Executive an amount equal to the Target Bonus, which shall be paid in cash in a single lump sum within thirty (30) days following the effective date of the Release, subject to Section 8 of the Plan; and (b) accelerate in full the vesting and settlement of the 225,000 RSU and the 75,000 Market-Based Stock Units granted on February 25, 2020 in connection with the Prior Agreement and the new 50,000 RSU granted pursuant to Section 4.3 above effective immediately on the Termination Date (as defined in the Plan), notwithstanding the terms of the Plan and the applicable RSU and MSU agreements; and (c) if the Termination Date occurs prior to February 28, 2021, accelerate the portion of all Equity Awards (as defined in the EIP or Company’s 2010 Equity Incentive Plan (the “2010 EIP”), as applicable) that were granted to Executive prior to the effective date of this Agreement (the “Prior Awards”) that would have become vested, exercisable and subject to settlement (as applicable) if Executive had remained employed through February 28, 2021, notwithstanding the terms of the EIP or the 2010 EIP and the applicable award agreement(s). For the avoidance of doubt, any unvested performance period(s) of the MSU and/or any other Prior Awards that comprise market-based stock units held by Executive as of the Termination Date, in each case which may become subject to acceleration pursuant to this Section 7.1, shall vest in such circumstances at target level performance with respect to such performance period(s) and specifically exclude any potential “catch up” applicable thereto.
7.2.Resignation of Other Positions. Should Executive’s employment terminate for any reason, Executive agrees to immediately resign all other positions (including board membership) Executive may hold on behalf of Company, and take all necessary action to accomplish such resignation.
8.No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by Company Board of Directors in its sole discretion. If Company’s Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company.

9.Confidentiality and Proprietary Rights. Executive and Company have previously entered into the Confidentiality and Non-Disclosure Agreement upon the commencement of Executive’s employment with Company, which is incorporated herein by reference and will continue to remain in full force and effect. Executive agrees to continue to comply with the terms of the Confidentiality and Non-Disclosure Agreement.
10.Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 8-9 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.
11.General Provisions.
11.1Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.
11.2Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
11.3Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.
11.4Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
11.5Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
11.6Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.
11.7Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.
11.8.Survival. Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 100 (“Injunctive Relief”), 11 (“General Provisions”) and 122 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.
12.Entire Agreement. This Agreement, including Company’s Confidentiality and Non-Disclosure Agreement incorporated herein by reference, the Plan and Participation Agreement, the EIP, the 2010 EIP, and related RSU and MSU documents described in Section 4.3 of this Agreement and the Prior Agreement, the amendments thereto dated July 25, 2016, and the RSU Amendment, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: 6/1/2020	/s/ Scott Mendel
Scott Mendel

GenMark Diagnostics, Inc.

Dated: 6/1/2020	/s/ Johnny Ek
Chief Financial Officer